Exhibit 10.1

HILL INTERNATIONAL, INC.

2015 SENIOR EXECUTIVE RETENTION PLAN

1.                                      Purpose.

The purpose of the 2015 Senior Executive Retention Plan (the “Plan”) of Hill International, Inc. (the “Company”) is to assure that the Company will have the continued dedication of certain key senior executive officers (each, an “Executive”), notwithstanding the possibility, threat or occurrence of a future Change in Control (as defined below).  The Company believes it is in its best interests to minimize the inevitable distraction of the Executives by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefit arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executives will be satisfied.

2.                                      Definitions.

As used in the Plan, “Change in Control” of the Company will be deemed to occur on the earliest to occur of any of the following events:

(i)                                     Change in Ownership:  A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)                                  Change in Effective Control:  A change in effective control of the Company occurs on the date that either:

(1)                                 Any one person, or more than one person acting as a group, acquires (or has acquired during the two-year period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(2)                                 A majority of the members of the Company’s Board of Directors is replaced during any two-year period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (2) will apply to the Company only if no other corporation is a majority shareholder.

3.                                      Termination.

(a)                                 In the event an Executive’s employment hereunder is terminated by the Company during the two-year period immediately following a Change in Control of the Company for any reason other than (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, or (iii) willful breach of Executive’s fiduciary duties to the Company, the Company shall as additional severance make a cash payment to such Executive within thirty (30) days after the effective date of such termination of an amount equal to one year of Executive’s then base annual salary.

(b)                                 Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below) at any time during the two-year period immediately following a Change in Control.  For purposes of this Agreement, Executive’s voluntary termination of employment for Good Reason will be treated as a termination by the Company “without cause” if such termination of employment occurs following the existence of one or more of the following conditions arising without the consent of the Executive:

(i)                                     Any diminution in base annual salary;

(ii)                                  Any material diminution in the amount, time or form of any benefit provided to Executive;

(iii)                               Any material diminution in Executive’s authority, duties or responsibilities;

(iv)                              Any change in the geographic location at which Executive must perform the services to the Company.

(c)                                  Executive shall provide notice to the Company of the existence of the “Good Reason” condition within thirty (30) days after Executive becomes aware of the initial existence of such “Good Reason” condition, upon notice of which the Company shall have a period of thirty (30) days during which it may remedy such condition.

(d)                                 Nothing contained in this Agreement shall affect the terms of any employee stock options, stock grants or other equity-based compensation that may have been issued by the Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions; provided, however, that if Executive’s employment is terminated by the Company “without cause” during the two-year period immediately following a Change in Control, including Executive’s voluntary termination under Section 3(b), any and all stock options, stock grants or other equity-based compensation granted to Executive shall then immediately vest.

4.                                      Arbitration.

4.1                               If any dispute arises between the parties under or concerning the Plan or the terms hereof, the sole remedy shall be to submit such dispute to final and binding arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The interpretation and enforcement of the arbitration provisions in the Plan will be governed exclusively by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq., provided that they are enforceable under the FAA, and will otherwise be governed by the laws of the State of New Jersey.

4.2                               The Company will pay all arbitrator’s fees.

4.3                               Unless otherwise agreed by the Company and such Executive, arbitration will take place in Burlington County, New Jersey.  Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award.  The decision of the arbitrator will be made within thirty (30) days following the close of the hearing.  The parties agree that the award will be enforceable exclusively by any state or federal court of competent jurisdiction.

5.                                      Miscellaneous.

5.1                               Executives Included in Plan.  The Board of Directors of the Company may add Executives to the Plan at any time at its sole discretion, provided, however, than no Executive shall be removed from the Plan without the consent of such Executive; and no Executive shall continue to be included in the Plan following the termination of their employment with the Company prior to a Change in Control.

5.2                               Governing Law.  The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey.

5.3                               Attorneys’ Fees and Costs.  In the event of any dispute arising out of the subject matter of the Plan, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce the terms of the Plan or resolve such dispute.

5.4                               Headings.  The section and other headings contained in the Plan are for reference purposes only and shall not in any way affect the meaning and interpretation of the Plan.

5.5                               Compliance with Code Section 409A.  To the extent the payments and benefits under the Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Code Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder (and any applicable transition relief under Code Section 409A).  If the Executive and the Company determine that any payments or benefits payable under the Plan do not comply with Code Section 409A, the Executive and the Company agree to amend the Plan, or take such other actions as the Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Code Section 409A, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  Subject to the preceding sentence, if any provision of the Plan would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.  If the Executive is a

Specified Employee, within the meaning of Code Section 409A, on the date of the Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-l(h), any amounts payable on account of such separation from service that constitute “deferred compensation” within the meaning of Code Section 409A shall be paid no earlier than the earlier of the Executive’s death or six (6) months following such separation from service, but only to the extent necessary to avoid the imposition of additional taxes under Code Section 409A.

5.6                               Termination of Plan.  The Plan shall terminate and thereafter be of no further effect on the tenth anniversary of its adoption by the Board of Directors of the Company.  Other than as provided herein, the Plan cannot be terminated by the Board of Directors without the consent of all Executives covered hereunder.

Adopted by the Board of Directors of

Hill International, Inc. on January 27, 2015.

HILL INTERNATIONAL, INC.

2015 SENIOR EXECUTIVE RETENTION PLAN

EXHIBIT A

Raouf S. Ghali

Thomas J. Spearing III

Mohammed Al Rais

Frederic Z. Samelian

Renny Borhan

Frank J. Giunta

John Fanelli III

Ronald F. Emma

William H. Dengler, Jr.

Catherine H. Emma